EXHIBIT 3.83

CERTIFICATE OF INCORPORATION

OF

IMPSAT USA, INC.

FIRST: The name of the corporation is “IMPSAT USA, Inc.”

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue Three Thousand (3.000) shares of common stock without par value with equal voting rights.

FIFTH: The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Dennis J. Burnett	1300 I Street, N.W.
Washington, D.C. 20005

SIXTH: The corporation is to have perpetual existence.

SEVENTH: In furtherance of (and not in limitation of) the powers conferred by statute, the stockholders of the corporation are expressly authorized to make, alter or repeal the by-laws of the corporation. Certificate of Incorporation IMPSAT USA, Inc.

EIGHTH: Meetings of the stockholders of the corporation may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kepi outside the State of Delaware at such place or places as may be desired from time to time by the board of directors or in the by-laws of the corporation, except as and to the extent provided by applicable law. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: The corporation may amend this certificate of incorporation from time to time in any and as many respects as may be desired so long as this certificate of incorporation, as amended, contains only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment, and, if a change in stock or the rights of stockholders, or an exchange, reclassification of cancellation of stock or rights of stockholders, is to be made, such positions as may be necessary to effect such change, exchange, reclassification or cancellation.

TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article TENTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have signed this certificate of incorporation on February 3, 1995.

/s/ Dennis J. Burnett
Dennis J. Burnett

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the Corporation Law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of Impsat USA, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered ‘FIRST’ so that, an amended, said Article shall be and read as follows:

The name of the corporation is “Global Crossing Americas Solutions, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This document is to become effective June 1, 2008.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of May 2008.

/s/ Marc A. Aron
Marc A. Aron
Secretary